Mitek Announces Executive Transitions
Company Reaffirms Full-Year Revenue and Profit Margin Guidance
SAN DIEGO, August 27, 2018 –Mitek Systems, Inc. (NASDAQ: MITK, www.miteksystems.com), a global leader in mobile capture and digital identity verification solutions, announced today that its CEO, Jim DeBello, will be transitioning out of his role at the Company. Mr. DeBello’s departure will be effective January 1, 2019 to help facilitate an orderly transition. In addition, Bruce Hansen, Mitek’s lead independent director, will immediately assume the role of Chairman of the Board and will assist with the transition process.
Over the past twenty-three years as a Mitek Director, fifteen years as its CEO, and two years as its Chairman of the Board, Mr. DeBello guided Mitek’s transformation into the leading provider of Mobile Deposit® and Mobile VerifyTM ID verification, currently used by over 6,000 financial institutions and 80 million consumers worldwide. He was instrumental in the Company’s listing on NASDAQ and successfully broadened Mitek’s product offerings with three global acquisitions and a portfolio of over fifty patents, including five which he holds as co-inventor of Mobile Deposit.
Said Mr. DeBello, “I am confident that Mitek is strongly positioned for future success, and I look forward to facilitating a seamless transition as a successor is identified. This is a company with tremendous potential, and I expect to watch it succeed for years to come.”
In addition, in an unrelated development, CFO Jeff Davison has notified the Company that he will depart at the end of November to join a firm near his home in Bozeman, Montana. Mr. Davison informed the Company that his voluntary departure is for personal and family reasons and not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices. Mr. Davison will continue serving in his current role through the announcement of Mitek’s fourth quarter and full year earnings in November.
“We are immensely grateful for the legacy Jim has created,” said lead independent director Bruce Hansen. “His leadership and loyalty have helped Mitek successfully navigate transitions in the industry while positioning it for future technological leadership. Similarly, Jeff’s commitment to sound financial management, as well as to open communication with investors, has created a solid foundation for Mitek’s future success.”
Hansen continued, “We remain confident in the Company’s strategic direction, including the growth of its Mobile Verify and Mobile Deposit businesses as well as the development of its next-generation Identity solutions.”
In addition to serving as a Mitek director since 2012, Mr. Hansen brings decades of “big data” analytics industry experience including as the co-founder and former chairman and CEO of ID Analytics (acquired by LifeLock in 2012) and former president of machine-learning pioneer HNC Software (acquired by FICO in 2002).
The Board of Directors intends to retain an executive search firm to assist in the process of identifying Mr. DeBello’s and Mr. Davison’s successors.
Company Reaffirms Full-Year Guidance
Mitek is reaffirming its full year total revenue guidance of between $62 million and $63 million, which would represent year-over-year growth between 37% and 39%, and expects to generate a non-GAAP profit margin of approximately 15% to 16%.

About Mitek
Mitek (NASDAQ: MITK) is a global leader in mobile capture and digital identity verification solutions built on the latest advancements in AI and machine learning. Mitek’s identity verification solutions enable an enterprise to verify a user’s identity during a digital transaction, which assists financial institutions, payments companies and other businesses operating in highly regulated markets in mitigating financial risk and meeting regulatory requirements while increasing revenue from digital channels. Mitek also reduces the friction in the users’ experience with advanced data prefill and automation of the onboarding process. Mitek’s innovative solutions are embedded into the apps of more than 6,100 organizations and used by more than 80 million consumers for mobile check deposit, new account opening and more. Learn more at www.miteksystems.com. [(MITK-F)]
Notice Regarding Forward-Looking Statements
Statements contained in this news release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the Company’s long-term prospects and market opportunities are forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks related to the Company’s ability to recruit acceptable successors to Mr. DeBello and Mr. Davison, to achieve a smooth executive transition, to withstand negative conditions in the global economy and to continue to develop, produce and introduce innovative new products in a timely manner, as well as risks related to a lack of demand for or market acceptance of the Company’s products, or the outcome of any pending or threatened litigation and the timing of the implementation and launch of the Company’s products by the Company’s signed customers.
Additional risks and uncertainties faced by the Company are contained from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and its quarterly reports on Form 10-Q and current reports on Form 8-K, which you may obtain for free on the SEC’s website at www.sec.gov. Collectively, these risks and uncertainties could cause the Company’s actual results to differ materially from those projected in its forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention or obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Mitek Contact:
Todd Kehrli or Jim Byers
MKR Group, Inc.
mitk@mkr-group.com

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